Exhibit (10)(i)
ASSOCIATED BANC-CORP
DIRECTORS’ DEFERRED COMPENSATION PLAN
Effective July 1, 1999
Restated effective as of January 1, 2008

TABLE OF CONTENTS

Page
ARTICLE 1 Establishment of and Purpose of Plan	1-1

ARTICLE 2 Definitions and Construction	2-1

2.01 Definitions.	2-1

2.02 Construction.	2-2

ARTICLE 3 Participation	3-1

3.01 Commencement of Participation	3-1

3.02 Deferral of Director’s Fees	3-1

ARTICLE 4 Memorandum Account	4-1

4.01 Nature of Account	4-1

4.02 Credit of Deferrals to Memorandum Account	4-1

4.03 Adjustments to Memorandum Account	4-1

4.04 Valuation of Memorandum Account	4-2

ARTICLE 5 Distributions	5-1

5.01 Distribution Election	5-1

5.02 For Reasons Other Than Death	5-1

5.03 Upon Death	5-1

5.04 Unforeseeable Emergencies	5-2

ARTICLE 6 Administration of the Plan	6-1

6.01 Appointment of Separate Administrator	6-1

6.02 Powers and Duties	6-1

6.03 Records and Notices	6-2

6.04 Compensation and Expenses	6-2

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Page
ARTICLE 7 General Provisions	7-1

7.01 Assignment	7-1

7.02 Termination and Amendment	7-1

7.03 Contingency	7-1

7.04 Notice	7-1

7.05 Limitation on Liability	7-1

7.06 Indemnification	7-2

7.07 Headings	7-2

7.08 Severability	7-2

7.09 Director Position Not Guaranteed by Plan	7-2

APPENDIX A Investment Preference Form
APPENDIX B Beneficiary Designation Form

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ASSOCIATED BANC-CORP
DIRECTORS’ DEFERRED COMPENSATION PLAN
ARTICLE 1
Establishment of and Purpose of Plan
          Through its acquisition of other banks and bank holding companies, the Associated Banc-Corp (the “Company”) became the sponsor of several plans under which the directors of the acquired organizations had deferred their director compensation (the “Predecessor Plans”):
          The Company established the Associated Bank-Corp Directors’ Deferred Compensation Plan (the “Plan”), and merged the Predecessor Plans into the Plan, effective July 1, 1999. This document amends and restates the Plan effective January 1, 2008 to comply with Internal Revenue Code (“Code”) section 409A.

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ARTICLE 2
Definitions and Construction
          As used herein, the following words shall have the following meanings:
2.01 Definitions.
(a)	Administrator. The Company, or such other person, persons or entity as may be appointed by the Board pursuant to Article 6, to control and manage the operation and administration of the Plan.

(b)	Beneficiary. The beneficiary or beneficiaries designated by a Participant pursuant to section 5.03 to receive the amount (if any) payable under the Plan upon the death of the Participant.

(c)	Board. The Board means the Board of Directors of the Company.

(d)	Company. Associated Banc-Corp, a Wisconsin banking corporation. The Board has authorized the Compensation and Benefits Committee of the Board to act on behalf of the Company for purposes of the Plan.

(e)	Eligible Director. A former director of a bank or bank holding company acquired by the Company who had a Memorandum Account in one of the Predecessor Plans.

(f)	Effective Date. The effective date of this Plan shall be July 1, 1999.

(g)	Memorandum Account. The bookkeeping record maintained for each Participant pursuant to Article 4 below.

(h)	Participants. Such Eligible Directors who meet the participation requirements described in Article 3. “Active” Participants are those who are currently eligible to make deferrals under the Plan. “Inactive” Participants are those who have a Memorandum Account under the Plan, but are no longer eligible to make deferrals.

(i)	Plan. The Associated Banc-Corp Directors’ Deferred Compensation Plan, as stated herein and as amended from time to time.

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(j)	Plan Year. The period beginning January 1 and ending on December 31 and each 12-month period ending on each subsequent December 31.

(k)	Predecessor Plan. Any one of the following, collectively known as the “Predecessor Plans:”
•	the Citizens Community Bankshares, Inc. Directors’ Deferred Compensation Plan;

•	the Citizens State Bank of Wittenberg Bank Directors’ Deferred Compensation Plan;

•	the F&M Financial Services Corporation Directors’ Deferred Compensation Plan;

•	the Iron Exchange Bank of Hurley Bank Directors’ Deferred Compensation Plan; and

•	the First Financial Corporation Directors Deferred Compensation Plan.
(l)	Semi-Annual Averaged Fed Funds Rate means the monthly average of the Fed Funds Sold Rate as published by Bankers’ Bank of Wisconsin (or any successor thereto).

(m)	Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
2.02	Construction. The laws of the State of Wisconsin, as amended from time to time, shall govern the construction and application of this Plan. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall refer to the entire Plan, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import. If any provisions of the Internal Revenue Code or other statutes or regulations render any provisions

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of the Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

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ARTICLE 3
Participation
3.01	Commencement of Participation. An Eligible Director who had a bookkeeping account of benefits (referred to under this Plan as a “Memorandum Account”) as of June 30, 1999 under a Predecessor Plan shall automatically become a Participant in this Plan as of the Effective Date. All such Participants shall be considered inactive Participants, except as described in section 3.02.

3.02	Deferral of Director’s Fees. Alan Lamia is eligible to continue deferrals of his director’s fees under this Plan in accordance with the deferral agreement he filed under the Citizens State Bank of Wittenberg Bank Directors’ Deferred Compensation Plan. His deferrals shall continue in accordance with the agreement until the earliest of the following: (1) the date his directorship with Associated Bank North terminates, unless he shall maintain status as an Advisory Board member, in which case the date his membership on an Advisory Board terminates; or (2) December 31 of the year in which he revokes his deferral agreement; or (3) his active participation is terminated by action of the Administrator.

No other active deferrals of director’s fees shall be permitted under this Plan.

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ARTICLE 4
Memorandum Account
4.01	Nature of Account. For the sole purpose of measuring benefits due Participants hereunder, the Company shall maintain on behalf of each Participant a bookkeeping record to which the Company shall credit the amounts described in this Article 4. This bookkeeping record shall be referred to as the Memorandum Account.

The Memorandum Account and assets, if any and of any nature, acquired by the Company to measure a Participant’s benefits hereunder, shall not constitute or be treated for any reason as a trust for, property of or a security interest for the benefit of, Participant, his Beneficiaries or any other person. The Participant and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Participants or their beneficiaries; that Participants’ rights hereunder are limited to those of general unsecured creditors of the Company; and that the establishment of the Plan, acquisition of assets to measure Participant’s benefits hereunder or deferral of all or any portion of an active Participant’s director’s fees hereunder does not prevent any property of the Company from being subject to the rights of all the Company’s creditors. The Company may, in its discretion, contribute amounts to a “rabbi trust” to provide a source of funds from which to satisfy its obligations under this Plan, but the assets of such rabbi trust shall continue to be subject to the rights of all the Company’s creditors.

4.02	Credit of Deferrals to Memorandum Account. The Company shall credit to an active Participant’s Memorandum Account during a Plan Year deferral amounts representing director’s fees as they would otherwise become payable to the active Participant during the Plan Year.

4.03	Adjustments to Memorandum Account. Each Participant may specify his investment preferences for his Memorandum Account by completing and submitting an Investment Preference Form provided by the Administrator. Final approval of the Participant’s investment selection is within the discretion of the Administrator, and if the Administrator establishes a trust as described in section 4.01, the Trustee. The Participant’s Memorandum Account shall be adjusted to reflect the income and losses and increase or decrease in value experienced by assets as if the amounts were invested according to the Participant’s preferences, subject to final approval by the Administrator and Trustee. A Participant’s Memorandum Account

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shall also reflect expenses generated by, and related to, the investment choices made in accordance with the Investment Preference Form.

A Participant may submit a new Investment Preference Form to the Administrator as frequently as may be allowed by the Administrator or a third-party delegate, consistent with any procedures that may be approved by the Company.

4.04	Valuation of Memorandum Account. Within 90 days after the last day of each Plan Year, the Company shall provide each Participant or his Beneficiaries a statement indicating the balance of his Memorandum Account as of the last day of such Plan Year, reflecting the amount of deferrals, if any, credited for such year, together with all other changes in value during the Plan Year, and any distributions made during the Plan Year. Participants who disagree with the information provided in such statements must submit objections, in writing, to the Administrator within 90 days of receipt such statements.

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ARTICLE 5
Distributions
5.01	Distribution Election. The distribution election completed by each Participant under each Predecessor Plan shall remain irrevocable and in full force and effect under this Plan. A Participant shall make an irrevocable distribution election, prior to commencement of a Plan Year, on forms provided by the Administrator.

5.02	For Reasons Other Than Death. The Company shall distribute the Participant’s Memorandum Account in the manner elected by the Participant pursuant to section 5.01. Amounts may be distributed in cash or Company stock in the discretion of and in accordance with procedures established by the Administrator . The Administrator shall reduce the balance in the Participant’s Memorandum Account by the amount of any payment pursuant to this section 5.02 immediately upon the occurrence of such payment.

In no event shall distributions subject to Code section 409A to a Participant who receives distributions as a result of a separation from service occur prior to six months after the Participant’s separation from service.

5.03	Upon Death.
(a)	Upon a Participant’s death with a balance remaining in his Memorandum Account, the Company shall pay an amount equaling the entire balance of his Memorandum Account to the beneficiary or beneficiaries he specifies, or, if none, to his estate. Each Participant may designate a beneficiary or beneficiaries to receive the unpaid balance of his Memorandum Account upon his death and may revoke or modify such designation at any time and from time to time by submitting to the Administrator a Beneficiary Designation on forms approved by the Administrator.

(b)	If a Participant’s death occurs prior to the payment of any amounts to him hereunder, other than payments for Unforeseeable Emergencies, the Company shall, as soon as practicable, pay to the Beneficiary in a lump sum the entire balance due the Participant.

(c)	If a Participant’s death occurs after the payment of any amount to him hereunder, other than payments for

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Unforeseeable Emergencies, payments to his Beneficiary shall continue in the same form, and be calculated in the same manner, as paid to the Participant prior to his death by merely substituting the Beneficiary for the Participant.

(d)	If a Beneficiary survives a Participant but dies prior to receipt of the entire amount in the Memorandum Account due him, the Company shall, as soon as practicable, pay to the estate of the Beneficiary in a lump sum the entire remaining balance therein due the Beneficiary.

(e)	The Administrator shall reduce the balance in the deceased Participant’s Memorandum Account by the amount of any payment pursuant to this section 5.03 immediately upon the occurrence of such payment.
5.04	Unforeseeable Emergencies. In the event of an Unforeseeable Emergency either before or after the commencement of payments hereunder, a Participant or Beneficiary may request in writing that all or any portion of the benefits due him hereunder be paid in one or more installments prior to the normal time for payment of such amount. The Administrator shall, in its reasonable judgment, determine whether the applicant could not address the emergency through reimbursement or compensation by insurance or otherwise, by liquidation of assets (provided such liquidation, in itself, would not create a financial hardship) or by ceasing deferrals hereunder. Only if the Administrator determines that such an Unforeseeable Emergency exists, the Company shall pay to the Participant or Beneficiary, as the case may be, an amount equal to the lesser of (a) the amount requested or (b) the amount reasonably necessary to alleviate the hardship. The Administrator shall use its reasonable discretion to determine when the prepayments shall be made and shall immediately reduce the balance in the recipient’s Memorandum Account by the amount of such payment.

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ARTICLE 6
Administration of the Plan
6.01	Appointment of Separate Administrator. The Company has appointed the Compensation and Benefits Committee of the Board of Directors (the “Committee”) to serve as Administrator. The Company shall accept and rely upon any document executed by the Committee until the Board revokes such appointment. No person serving on the Committee shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.
6.02	Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:
(a)	To employ such accountants, counsel, or other persons as it deems necessary or desirable in connection with Plan administration. The Company shall bear the costs of such services and other administrative expenses.

(b)	To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.

(c)	To allocate in writing any of its powers and duties hereunder to those persons who have been designated to perform Plan fiduciary responsibilities.

(d)	The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

(e)	To resolve all questions arising in the administration, interpretation, and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

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(f)	To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

(g)	To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and other such information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

(h)	To apply consistently and uniformly Committee rules, regulations and determinations to all Participants and beneficiaries in similar circumstances.
6.03	Records and Notices. The Administrator shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be necessary for proper plan administration. The Administrator shall notify the Company of any action taken by the Administrator which affects the Trustee’s Plan obligations or rights and, when required, shall notify any other interested parties.

6.04	Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid from the Company. An Administrator who is an Employee or a Director shall not receive any additional fee or compensation for services rendered as an Administrator.

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ARTICLE 7
General Provisions
7.01	Assignment. No Participant or Beneficiary may sell, assign, transfer, encumber or otherwise dispose of the right to receive payments hereunder. A Participant’s right to benefit payments under the Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary.

7.02	Termination and Amendment. The Company may at any time and from time to time terminate, suspend, alter or amend this Plan and no Participant or any other person shall have any right, title, interest or claim against the Company, its directors, officers or employees for any amount. Subject to the rights of Company creditors as described in section 4.01, Participants shall otherwise be fully vested in their Memorandum Accounts at all times. Following Plan termination, Memorandum Accounts shall continue to be subject to adjustment under section 4.03 and valuation under section 4.04 until distributions are completed in accordance with Article 5.

7.03	Contingency. The Company may apply for private letter rulings from the Internal Revenue Service (“IRS”) as to the deductibility from taxable income benefits paid hereunder or the exclusion of amounts deferred hereunder from the taxable income of Participant until paid. If the Company applies for a private letter ruling from the IRS and does not receive a satisfactory reply thereto, the Company may deem this Plan terminated, in which event, the parties shall treat all amounts deferred hereunder as immediately payable to the Participants and all parties’ rights and obligations hereunder shall thereupon cease.

7.04	Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by first class priority mail addressed, in the case of the Company, its Board of Directors or Administrator, to the Company’s principal business office and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Company.

7.05	Limitation on Liability. In no event shall the Company, Administrator, or any employee, officer, or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.

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7.06	Indemnification. The Company shall indemnify he Administrator and any employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent, or employee of the administrator or as an officer, director or employee of the Company, and such person’s rights shall inure to the benefit of his heirs and representatives.

7.07	Headings. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

7.08	Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

7.09	Director Position Not Guaranteed by Plan. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Participant the right to a new or continued position as director or limit the right of the Company to dismiss or impose penalties upon the Participant or modify the terms of directorship by any Participant.

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